Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Benitec Biopharma Inc. (the “Company”) of our report dated September 2, 2022 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), relating to the consolidated financial statements of the Company, which appears in the Company’s Annual Report on Form 10-K for the year ended June 30, 2022.

We also consent to the reference of our firm under the heading “Experts” in this Registration Statement.

/s/ BAKER TILLY US, LLP

Mountain View, California

July 7, 2023